As filed with the Securities and Exchange Commission on March 12, 2002
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         WINTRUST FINANCIAL CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

             ILLINOIS                                           36-3873352
  (State or Other Jurisdiction                                (IRS Employer
of Incorporation or Organization)                         Identification Number)
                               727 NORTH BANK LANE
                        LAKE FOREST, ILLINOIS 60045-1951
                                 (847) 615-4096
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                DAVID A. DYKSTRA
            SENIOR EXECUTIVE VICE PRESIDENT, CHIEF OPERATING OFFICER
                           AND CHIEF FINANCIAL OFFICER
                               727 NORTH BANK LANE
                        LAKE FOREST, ILLINOIS 60045-1951
                                 (847) 615-4096
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                The Commission is requested to send copies of all
                               communications to:

                             JENNIFER R. EVANS, ESQ.
                        VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                            222 NORTH LASALLE STREET
                          CHICAGO, ILLINOIS 60601-1003
                                 (312) 609-7500

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.
                              ____________________
                         CALCULATION OF REGISTRATION FEE

==============================================================================================================================
      TITLE OF EACH CLASS OF         AMOUNT TO BE    PROPOSED MAXIMUM OFFERING       PROPOSED MAXIMUM            AMOUNT OF
   SECURITIES TO BE REGISTERED        REGISTERED        PRICE PER SHARE(1)      AGGREGATE OFFERING PRICE(1)   REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
 Common Stock, without par value*      608,495                $32.41                    $19,721,323                $1,815
==============================================================================================================================

------------------
*       Including the preferred share purchase rights associated therewith.
(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c), based on the average of the high and low sales prices on March 11, 2002, as reported on the Nasdaq National Market, of $32.66 and $32.15, respectively.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the securities and exchange commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  Subject to Completion, Dated March 12, 2002



PROSPECTUS


                         WINTRUST FINANCIAL CORPORATION


                         608,495 SHARES OF COMMON STOCK


         Certain shareholders of Wintrust Financial Corporation are offering for sale from time to time up to 608,495 shares of our common stock under this prospectus. The selling shareholders may offer the shares:

         o    to or through one or more underwriters,

         o    directly to purchasers,

         o    on the Nasdaq National Market in typical brokerage transactions,

         o    in negotiated transactions, or otherwise.

         The selling shareholders may sell the shares of common stock covered by this prospectus:

         o    at market prices prevailing at the time of sale,

         o    at prices related to the then-prevailing market price, or

         o    at negotiated prices.

         We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders. No minimum purchase is required and no arrangement has been made to have funds received by the selling shareholders and/or any registered representatives placed in an escrow, trust or similar account or arrangement.

         Our common stock is traded on the Nasdaq National Market under the symbol "WTFC." On March 11, 2002, the closing price of our common stock as reported on Nasdaq was $32.24 per share.

         YOU SHOULD CONSIDER, AMONG OTHER THINGS, THE INFORMATION SET FORTH IN "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

         THE SHARES OF COMMON STOCK THAT ARE BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE BANK INSURANCE FUND OR THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY GOVERNMENTAL AGENCY.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF ANYONE'S INVESTMENT IN THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                 THE DATE OF THIS PROSPECTUS IS MARCH ___, 2002.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Wintrust Financial Corporation-- Summary Information...........................1
Risk Factors...................................................................6
Use of Proceeds...............................................................11
Price Range of Common Stock and Dividend Policy...............................11
Selling Shareholders..........................................................12
Plan of Distribution..........................................................14
Transfer Agent................................................................15
Legal Matters.................................................................15
Experts  .....................................................................15
Where You Can Find More Information...........................................15
Documents Incorporated By Reference...........................................16

                            ------------------------

         You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         We make certain forward-looking statements in this prospectus that are based upon our current expectations and projections about current events. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. You can identify these statements from our use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. These forward-looking statements include statements relating to:

         o    our goals, intentions and expectations;

         o    our business plans and growth strategies; and

         o    estimates of our risks and future costs and benefits.

         These forward-looking statements are subject to significant risks, assumptions and uncertainties, including among other things, changes in general economic and business conditions and the risks and other factors set forth in "Risk Factors" beginning on page 6.

         Because of these and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they were made. We will not update these forward-looking statements, even though our situation may change in the future, unless we are obligated to do so under federal securities laws. We qualify all of our forward-looking statements by these cautionary statements.

                         WINTRUST FINANCIAL CORPORATION

         We are a bank holding company headquartered in Lake Forest, Illinois, with total assets of approximately $2.7 billion at December 31, 2001. We operate seven community banks, all in affluent suburbs of Chicago, which provide community-oriented, personal and commercial banking services primarily to individuals and small to mid-size businesses through 30 banking facilities. Each of our banks provides a full complement of commercial and consumer loan and deposit products and services. Through Wayne Hummer Investments LLC and Wayne Hummer Management Company, firms we acquired in February 2002 to expand our asset management business, we now provide brokerage and trust and investment services to over 35,000 customers, primarily in the Midwest, as well as to customers of our banks. In addition, we provide specialty lending through operating subsidiaries or divisions of certain of our banks. Our specialty lending niches include one of the ten largest, based on management's estimates, commercial insurance premium finance companies in the United States; a company which provides accounts receivable financing and administrative services to the temporary staffing industry; and an indirect auto financing business which purchases loans through Chicago-area dealerships.

         Each of our banking subsidiaries was founded as a de novo banking organization (which means started new) within the last approximately ten years. We have grown from $1.1 billion in assets at December 31, 1997 to $2.7 billion in assets at December 31, 2001, and our diluted earnings per share have increased at a compound annual growth rate of 33% over the four year period ending December 31, 2001. Our historical financial performance has been affected by costs associated with growing market share in deposits and loans, opening new banks and branch facilities, and building an experienced management team. Our recent financial performance generally reflects the improved profitability of our operating subsidiaries as they mature, offset by the costs of opening new banks and branch offices. Our experience has been that it generally takes from 13 to 24 months for new banks to first achieve operational profitability depending on the number and timing of branch facilities added.

         Since late 1998, we have offered trust services in the communities served by our banks through Wintrust Asset Management. We employ experienced trust personnel and offer a full range of trust and investment services at Lake Forest Bank, North Shore Community Bank, Hinsdale Bank, Barrington Bank and Northbrook Bank. Prospective trust and investment customers at our other two banks are currently being served on an appointment basis.

         To expand our asset management business and to enter into the brokerage business, on February 20, 2002, we completed our acquisition of Wayne Hummer Investments, LLC, a registered broker-dealer, Wayne Hummer Management Company, a registered investment adviser and Focused Investments LLC, a broker-dealer and wholly-owned subsidiary of Wayne Hummer Investments (collectively referred to in this prospectus as the Wayne Hummer Companies), each based in Chicago. We intend to continue to use the Wayne Hummer name in our brokerage and asset management operations.

         Wayne Hummer Investments, which we will operate as a separate subsidiary of Wintrust, is a broker-dealer providing a full range of private client and brokerage services to approximately 35,000 customers, located primarily in the Midwest, with client assets of approximately $4.1 billion at December 31, 2001. Focused Investments is a broker-dealer that provides a full range of investment solutions to clients through a network of community-based financial institutions throughout the Midwest. Wayne Hummer Management Company provides money management services and advisory services to the Wayne Hummer Companies' four proprietary mutual funds. Individual accounts managed by Wayne Hummer Management Company totaled approximately $400 million at December 31, 2001, while the four managed funds had approximately $630 million in total assets at December 31, 2001. Wayne Hummer Management will continue to manage its mutual funds, subject to approval of the mutual fund shareholders, and the management of its client accounts, subject to regulatory approval, will be combined with Wintrust Asset Management Company, which at December 31, 2001, managed approximately $435 million of assets.

         We conduct our specialty lending businesses through direct and indirect non-bank subsidiaries and divisions of our banks.

         Through First Insurance Funding we originate commercial insurance premium finance loans on a national basis. The loans are originated by First Insurance working through independent medium and large insurance agents and brokers. The insurance premiums we finance are primarily for commercial customers' purchases of liability, property and casualty and other commercial insurance. The majority of these loans are purchased by our banks in order to more fully utilize their lending capacity. These loans generally provide the banks higher yields than alternative investments. Since the second quarter of 1999, we have also been selling some of the loan originations to an unrelated third party with servicing retained. Based on limited industry data available and First Insurance management's experience in the industry, management estimates that First Insurance is one of the ten largest premium finance companies operating in the United States, with loan origination volume of approximately $1.3 billion during 2001. Our premium finance loans as of December 31, 2001, were $348.2 million, or 16.9% of our net loan portfolio.

         Through Tricom, Inc. we provide high-yielding, short-term accounts receivable financing and value-added, outsourced administrative services, such as data processing of payrolls, billing and cash management services to the temporary staffing industry. Tricom's clients, located throughout the United States, provide staffing services to businesses in diversified industries. During 2001, Tricom processed payrolls with associated client billings of approximately $248 million and contributed $7.5 million of revenues, net of interest expense, to us.

         We engage in other specialty lending through divisions of our banks, including indirect auto lending which we do through a division of Hinsdale Bank. The indirect automobile loans are diversified among many individual borrowers, secured by new and used automobiles and are generated by a large network of automobile dealers located in the Chicago area with which we have established relationships. We regard substantially all of these loans as prime quality loans. Management continually monitors the dealer relationships and the banks are not dependent on any one dealer as a source of such loans. Like other consumer loans, the indirect auto loans are subject to the banks' stringent credit standards. At December 31, 2001, our indirect auto loans were $184.2 million and comprised approximately 8.9% of our net loan portfolio. Management anticipates that this portfolio will comprise a smaller portion of the net loan portfolio in the future.

OPERATIONAL STRATEGY

         Since our first bank was opened in 1991, we have been committed to the same fundamental operational strategy, the key elements of which are:

         o MAINTAINING DECISION-MAKING AUTHORITY LOCALLY WITHIN EACH OF OUR BANKS AND PROVIDING A HIGH LEVEL OF PERSONAL AND PROFESSIONAL SERVICE. Our community banking philosophy is driven by our emphasis on local independence and decision-making authority within each of our banks. While senior management provides expertise to each of our subsidiaries in the areas of capital planning, long-term strategic planning, marketing and advertising, financial management, investment and asset/liability management, and technology, the separate management teams of each of the banks, as well as First Insurance, Wintrust Asset Management, Tricom and the Wayne Hummer Companies, have full managerial responsibilities for customer service and the ongoing day-to-day operations of their respective organizations. Our banks enjoy the competitive advantages of being able to tailor products and services to meet the differing needs of the customers that they serve, to quickly make decisions affecting customers, and to participate actively in their communities.

         o EMPLOYING FEWER, BUT HIGHLY QUALIFIED AND PRODUCTIVE INDIVIDUALS AT RELATIVELY HIGH COMPENSATION RATES AND FOCUSING ON LOW NET OVERHEAD RATIOS. Key to our growth and profitability is our management's extensive experience in providing community banking services. Our banks' presidents and chief executive officers were selected not only for their years of banking experience but also for their business development skills and their strong ties to the communities they serve. Our practice of employing fewer, but highly qualified and productive individuals at all levels of the organization is key to maintaining a decentralized management structure. We believe our organizational structure allows us to continue to improve and maintain favorable net overhead ratios as the banks, First Insurance, Wintrust Asset Management and Tricom mature.

         o MARKETING INNOVATIVE DEPOSIT AND LOAN PRODUCTS. Our banks offer local residents highly competitive retail products designed to attract customers and to provide the banks with the opportunity to introduce and cross-sell their full range of personalized banking services. To be more responsive to the needs of consumers in their specific markets, the banks have introduced a variety of innovative deposit and loan products to appeal to the unique needs of different types of bank customers, such as different age groups and other special segments of the target markets. Each of our banks has developed a strong customer base within its communities through the utilization of innovative community-oriented marketing programs. Our banks market their products aggressively through creative newspaper and other advertising, special promotions and frequently sponsored community events. In addition, each of our banks has a large board of directors comprised of influential business persons and prominent individuals within their respective communities who assist the banking officers with business development. We have been successful in growing our deposits at a compound annual growth rate of 26% from December 31, 1997 through December 31, 2001. Consequently, substantially all of our deposits are core deposits.

         o PURSUING A NUMBER OF SPECIALTY LENDING NICHES. We currently finance loans in several different specialty lending niches to more fully utilize our lending capacity, to diversify our loan portfolio, and to enhance the profitability of our banks. In addition to premium finance loans originated by First Insurance, short-term accounts receivables financed by Tricom, and indirect auto loans, we also engage in mortgage warehouse lending, medical and municipal equipment leasing, homeowners and condominium association lending and, more recently, small aircraft lending. Loans in these specialty lending niches tend to be higher yielding than other commercial and consumer loans in our banks' portfolios.

         o        FOCUS ON GENERATING FEE INCOME TO AUGMENT NET INTEREST INCOME.
                  During 2001, we generated fee income from a variety of sources including the origination and sale of mortgage loans, account service charges, trust and asset management fees, premium income from call option contracts, as well as gains on sales of premium finance receivables and securities. In addition, we earn administrative fees at Tricom related to its payroll processing business. We have further diversified our sources of fee income with the acquisition of the Wayne Hummer Companies which will increase our noninterest income as a percentage of net income in 2002.

GROWTH STRATEGY

         Key elements of our growth strategy are:

         o INTERNAL GROWTH. Due to our de novo strategy, we believe we have not yet realized the full deposit and asset generation potential in the communities now served by our existing banking facilities. We believe we can leverage our existing infrastructure to support additional business while maintaining a high level of personalized customer service and responsiveness. As consolidation in the financial services industry continues, management expects that more individuals and small businesses will become disenchanted with the perceived lower level of service offered by the larger institutions, providing continuing market share opportunity for Wintrust. With management's focus on balancing further asset growth with earnings growth, our current strategy is to continue to focus on less aggressive deposit pricing at those banks with significant market share and more established customer bases.

         o EXPANDING INTO ATTRACTIVE MARKETS WITH LIMITED LOCAL BANKING COMPETITION. We plan to continue our geographic expansion by leveraging our existing banks and opening new branch facilities in nearby communities where management believes targeted customers would be attracted to a community banking alternative. Consistent with this strategy, in 2001 we opened a total of two new locations. In February 2001, we opened a new branch of Crystal Lake Bank in McHenry, Illinois, and in September 2001 we opened Hoffman Estates Community Bank, a branch of Barrington Bank. Additionally, in January of 2002, we opened a new branch of Hinsdale Bank in Riverside, Illinois. We also intend to continue the formation of additional de novo banks in attractive markets in and around the Chicago metropolitan area. Our seventh separately chartered de novo bank was opened in November 2000 as Northbrook Bank and Trust Company. In addition, we intend to explore and consider potential acquisitions of other community banks that are already operating in desirable markets. These banks may be attracted to our commitment to local operational autonomy and may desire to provide their investors the liquidity that could be offered by Wintrust's publicly traded stock.

         o AUGMENTING THE LOAN PORTFOLIO WITH OUR SPECIALTY LENDING NICHES TO ALLOW THE BANKS TO MORE FULLY UTILIZE THEIR LENDING CAPACITY AND ADDING RELATED FINANCIAL SERVICES BUSINESSES TO INCREASE FEE INCOME. Our specialty lending niches enhance the profitability of our community banks by optimizing their earning asset base and allowing them to diversify their loan portfolios. Certain of our related financial services businesses also contribute to higher fee income, such as administrative service fees earned by Tricom for payroll processing. We may pursue acquisitions or development of additional specialty lending businesses engaged in asset generation suitable for bank investment and/or secondary market sales. We may also pursue acquisitions or development of related financial services businesses to augment fee income. Management intends to continue to explore various commercial and consumer finance activities and to seek attractive potential acquisition candidates.

         o GROWTH OF TRUST AND INVESTMENT SERVICES PROVIDED TO SMALL AND MID-SIZED BUSINESSES AND AFFLUENT INDIVIDUALS. With the formation of Wintrust Asset Management, we began to market trust and investment services more aggressively to bank customers in an effort to expand our market share and increase our fee income. Our recent acquisition of the Wayne Hummer Companies has significantly expanded our investment services customer base and enables us to diversify our revenue stream. We expect that higher brokerage and asset management fees will allow us to increase non-interest income from 28% of total net revenues in 2001 to approximately 40% in 2002. We believe we can further expand our trust and investment services business by marketing our newly expanded base of brokerage and investment management products and services to our banking clients while offering trust services and estate planning products, as well as traditional banking services, to brokerage and asset management clients.

         o UTILIZING THE INTERNET AS A NEW DISTRIBUTION CHANNEL FOR BOTH EXISTING AND FUTURE BANK PRODUCTS AND SERVICES. In April 2000, we launched new community bank websites and a number of on-line financial services, including on-line banking, bill pay and investment portfolio review. We believe these new websites and their corresponding on-line financial and community services, called .community banking(TM), are among the most robust and sophisticated offered by any community bank. In February 2001, we introduced a series of enhancements to our on-line financial services including 24-hour availability, wireless access and links to key sites. We also offer on-line application for residential mortgage loans.

OFFICE LOCATION

         Our principal executive offices are located at 727 North Bank Lane, Lake Forest, Illinois 60045-1951, and our telephone number is (847) 615-4096.

                                  RISK FACTORS

         You should carefully consider the following risk factors before you decide to buy our common stock. You should also consider the other information in this prospectus, as well as the documents incorporated by reference in this prospectus.

DE NOVO OPERATIONS AND BRANCH OPENINGS IMPACT OUR PROFITABILITY.

         Our historical results have been impacted by our strategy of de novo bank formations and branch openings. We have employed this strategy to build an infrastructure that management believes can support additional internal growth in our banks' respective markets. To expand into additional communities in and around Chicago, we may undertake additional de novo bank formations or branch openings. Based on our experience, management believes that it generally takes from 13 to 24 months for new banks to first achieve operational profitability, depending on the number of branch facilities opened, the impact of organizational and overhead expenses, the start-up phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets. However, it may take longer than expected or than the amount of time we have historically experienced for new banks and/or branch facilities to reach profitability, and there can be no guarantee that these new banks or branches will ever be profitable. Wintrust Asset Management, which we formed on September 30, 1998, is not yet operating profitably; however, each of our seven chartered banks and all other non-bank subsidiaries are now profitable. To the extent we undertake additional de novo bank, branch and business formations, our level of reported net income, return on average equity and return on average assets will be impacted by start-up costs associated with such operations, and we are likely to continue to experience the effects of higher expenses relative to operating income from the new operations. These expenses may be higher than we expect or than our experience has shown.

WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR GROWTH STRATEGY.

         Although we have historically grown primarily through de novo bank formations and the establishment of new branch offices, our strategic plan also includes potential acquisitions of other financial institutions in attractive markets, trust and investment management services companies such as our recent acquisition of the Wayne Hummer Companies and specialty lending or related financial services businesses that offer unique earning asset niches or fee income. We may not be successful in implementing our strategy for any number of reasons, many beyond our control, including the following:

         o if we are unable to identify attractive markets, locations or opportunities, including attracting the necessary management, to expand in the future, whether through de novo bank formations, the addition of branch facilities or through acquisitions of other community banks, specialty financial services companies or fee-based businesses;

         o if potential acquisitions are not available on terms acceptable or favorable to us;

         o if we are unable to obtain the required regulatory approvals for any proposed acquisitions; or

         o if we are unable to successfully integrate, operate and manage any business that we acquire, including the Wayne Hummer Companies, so as to maintain or increase profitability.

WE DEPEND ON OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL; WE RELY HEAVILY ON OUR MANAGEMENT TEAM, AND THE UNEXPECTED LOSS OF KEY MANAGERS MAY ADVERSELY AFFECT OUR OPERATIONS.

         Our success to date has been influenced strongly by our ability to attract and to retain senior management experienced in banking and financial services. Our ability to retain executive officers and the current management teams of each of our banks, First Insurance, Tricom, Wintrust Asset Management and the Wayne Hummer Companies, will continue to be critical to the successful implementation of our strategies. It is also important as we grow to be able to attract and retain qualified additional senior and middle management. We do not currently maintain key-man life insurance policies. The unexpected loss of services of any key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results.

OUR ALLOWANCE FOR LOAN LOSSES MAY PROVE TO BE INSUFFICIENT TO ABSORB POTENTIAL LOSSES IN OUR LOAN PORTFOLIO.

         Our allowance for possible loan losses is established in consultation with management of our operating subsidiaries and is maintained at a level considered adequate by management to absorb loan losses that are inherent in the portfolio. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control, and such losses may exceed current estimates. Rapidly growing and de novo bank loan portfolios are, by their nature, unseasoned. As a result, estimating loan loss allowances for our banks is more difficult, and therefore the banks may be more susceptible to changes in estimates, and to losses exceeding estimates, than banks with more seasoned loan portfolios. Although management believes that the allowance for possible loan losses is adequate to absorb losses that may develop in the existing portfolio of loans and leases, there can be no assurance that the allowance will prove sufficient to cover actual loan or lease losses in the future.

OUR PREMIUM FINANCE BUSINESS INVOLVES UNIQUE OPERATIONAL RISKS AND COULD EXPOSE US TO SIGNIFICANT LOSSES.

         A significant portion of our assets are comprised of commercial insurance premium finance receivables that we generate through First Insurance. These loans, intended to enhance the average yield of earning assets of our banks, involve a different, and possibly higher, level of risk of delinquency or collection than generally associated with loan portfolios of more traditional community banks. First Insurance also faces unique operational and internal control challenges due to the relatively rapid turnover of the premium finance loan portfolio and high volume of new loan originations.

         Because we conduct lending in this segment primarily through relationships with a large number of unaffiliated insurance agents and because the borrowers are located nationwide, risk management and general supervisory oversight may be more difficult than in our banks. We may also be more susceptible to third party fraud. Acts of fraud are difficult to detect and deter, and we cannot assure investors that our risk management procedures and controls will prevent losses from fraudulent activity. For example, in the third quarter of 2000, we recorded a one-time $2.6 million (after-tax) charge in connection with a series of fraudulent loan transactions perpetrated against First Insurance by one independent insurance agency located in Florida. Although we have recently enhanced our internal control system at First Insurance, we may continue to be exposed to the risk of significant loss in our premium finance business.

OUR ASSET MANAGEMENT AND BROKER-DEALER BUSINESSES MAY BE AFFECTED BY FLUCTUATIONS IN THE TRADING VOLUME AND PRICE LEVELS OF SECURITIES AND WE MAY BE ADVERSELY AFFECTED BY A DOWNTURN IN THE U.S. SECURITIES MARKET.

         The profitability of our brokerage and asset management subsidiaries depends heavily on conditions in the financial markets and on economic conditions generally, both domestically and abroad. Because a significant portion of our revenue in these businesses is derived from commissions, margin interest revenue and principal transactions, a decline in stock prices, trading volumes or liquidity could significantly harm our profitability in that the volume of trades we would execute for our clients and our customer margin balances may decrease.

         Many factors outside our control may directly affect the securities and investment management industries, in many cases in an adverse manner. These include economic and political conditions, broad trends in business and finance, currency values, market conditions, the availability and cost of short-term or long-term funding and capital, and the credit capacity or perceived credit worthiness of the securities industry in the marketplace.

WE ARE EXPOSED TO HEIGHTENED CREDIT RISK IN OUR BROKERAGE BUSINESS DURING MARKET DOWNTURNS.

         Declines in the market value of securities can result in the failure of buyers and sellers of securities to fulfill their settlement obligations, and in the failure of our brokerage clients to fulfill their credit obligations. We often permit our brokerage clients to purchase securities on margin or, in other words, to borrow a portion of the purchase price from us and collateralize the loan with a set percentage of the securities. During steep declines in securities prices, the value of the collateral securing margin purchases may drop below the amount of the purchaser's indebtedness. If a client is unable to provide additional collateral for these loans, we may lose money on these margin transactions. In addition, particularly during market downturns, we may face additional expense defending or pursuing claims or litigation.

WE MAY BE ADVERSELY AFFECTED BY INTEREST RATE CHANGES.

         Our earnings are derived from the operations of our subsidiaries, and we are principally dependent on net interest income, calculated as the difference between interest earned on loans and investments and the interest expense paid on deposits and other borrowings. Like other banks and financial institutions, our interest income and interest expense are affected by general economic conditions and by the policies of regulatory authorities, including the monetary policies of the Federal Reserve. Changes in the economic environment may influence the growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing. While we have taken measures intended to manage the risks of operating in a changing interest rate environment, there can be no assurance that such measures will be effective in avoiding undue interest rate risk. If market interest rates should move contrary to our "gap" position on interest earning assets and interest bearing liabilities, the "gap" will work against us and our net interest income may be negatively affected.

OUR FUTURE SUCCESS IS DEPENDENT ON OUR ABILITY TO COMPETE EFFECTIVELY IN THE HIGHLY COMPETITIVE BANKING INDUSTRY.

         The financial services business is highly competitive, and we encounter strong direct competition for deposits, loans and other financial services in all of our market areas. Our principal competitors include other commercial banks, savings banks, savings and loan associations, mutual funds, money market funds, finance companies, trust companies, insurers, leasing companies, credit unions, mortgage companies, private issuers of debt obligations and suppliers of other investment alternatives, such as securities firms. Many of our non-bank competitors are not subject to the same degree of regulation as that imposed on bank holding companies, federally insured banks and national or Illinois chartered banks. As a result, such non-bank competitors have advantages over us in providing certain services. In recent years, several major multi-bank holding companies have entered or expanded in the Chicago metropolitan market. Generally, these financial institutions are significantly larger than we are and have greater access to capital and other resources. Our ability to compete effectively in the marketplace is also dependent on our ability to adapt successfully to technological changes within the banking and financial services industries.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY THE HIGHLY REGULATED ENVIRONMENT IN WHICH WE OPERATE.

         We are subject to extensive federal and state legislation, regulation and supervision. Recently enacted, proposed and future banking legislation and regulations have had, will continue to have or may have a significant impact on the financial services industry. Some of the legislative and regulatory changes may increase our costs of doing business and, as a result, advantage our competitors. Our asset management and brokerage businesses are also highly regulated, and we could be adversely affected by applicable changes in legislation and regulation.

SINCE OUR BUSINESS IS CONCENTRATED IN THE CHICAGO METROPOLITAN AREA, A DOWNTURN IN THE CHICAGO ECONOMY MAY ADVERSELY AFFECT OUR BUSINESS.

         Currently, our lending and deposit gathering activities are concentrated primarily in the greater Chicago metropolitan area. Our success depends on the general economic condition of Chicago and its surrounding areas. Although currently the economy in the area is favorable, adverse changes in the economy could reduce our growth rate, impair our ability to collect loans, and generally affect our financial condition and results of operations.

FUTURE SALES OF OUR COMMON STOCK OR OTHER SECURITIES MAY DILUTE THE VALUE OF THE COMMON STOCK.

         Our board of directors has the authority, without action or vote of the shareholders, to issue all or part of any authorized but unissued shares of our common stock, including shares authorized but unissued under our stock option plan, shares that employees may purchase at their election pursuant to our Employee Stock Purchase Plan and shares that may be issuable to our directors as compensation for attendance at Board meetings pursuant to our Directors Deferred Fee and Stock Plan. In the future, we may need to issue additional securities, through public or private offerings, in order to raise additional capital to support our growth. Any such issuance will dilute the percentage of ownership interest of shareholders and may dilute the per share book value of the common stock. In addition, option holders may exercise their options at a time when we would otherwise be able to obtain additional equity capital on more favorable terms.

OUR ABILITY TO PAY DIVIDENDS ON OUR COMMON STOCK IS LIMITED BY LAW AND CONTRACT.

         Our ability to pay dividends on our common stock largely depends on our receipt of dividends from our banks. The amount of dividends that our banks may pay to us is limited by federal and state banking laws and regulations. Because we became registered as a financial holding company in connection with our acquisition of the Wayne Hummer Companies, our banks are now required to maintain capital sufficient to meet the "well-capitalized" standards set by the regulators and will be able to pay dividends to us only so long as their capital continues to exceed these levels. We or our banks may decide to limit the payment of dividends even when we or they have the legal ability to pay them in order to retain earnings for use in our or our banks' business. We are also prohibited from paying dividends on our common stock if we have not made distributions or required payments on our outstanding trust preferred securities and debt securities.

THERE IS A LIMITED TRADING MARKET FOR OUR COMMON STOCK; YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE YOU PAY FOR THEM.

         The price of our shares of common stock subject to this offering may be greater than the market price for our common stock following the offering. The price of our common stock has been, and will likely continue to be, subject to fluctuations based on, among other things, economic and market conditions for financial services companies and the stock market in general, as well as changes in investor perceptions of our company.

         Our common stock is traded on the Nasdaq National Market under the symbol WTFC. The development and maintenance of an active public trading market depends, however, upon the existence of willing buyers and sellers, the presence of which is beyond our control or the control of any market maker. While we are a publicly-traded company, the volume of trading activity in our stock is relatively limited. Even if a more active market develops, there can be no assurance that such a market will continue, or that our shareholders will be able to sell their shares at or above the offering price.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock by the selling shareholders. We expect to incur expenses in connection with this offering in the amount of approximately $30,000 for registration, legal, accounting and miscellaneous fees and expenses. We will not pay for expenses such as commissions and discounts of brokers, dealers or agents or the fees and expenses of counsel, if any, for the selling shareholders. See "Selling Shareholders" and "Plan of Distribution."


                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         Our common stock is traded on the Nasdaq National Market under the symbol WTFC. The following table sets forth the high and low sales prices reported on the Nasdaq National Market for our common stock for the periods indicated and the semi-annual dividends paid by us during such periods.

         In January 2002 we declared a 50% common stock dividend which will be paid on March 14, 2002 to shareholders of record on March 4, 2002 in order to effect a 3-for-2 stock split. The following information does not give effect to this split.

                                           HIGH           LOW           DIVIDEND
                                           ----           ---           --------
2002
----
First Quarter (through March 6).....      $32.948        $27.50         $0.09

2001
----
First Quarter.......................      $19.12         $15.81         $0.07
Second Quarter......................       26.43          17.50            --
Third Quarter.......................       32.12          24.40          0.07
Fourth Quarter......................       33.20          26.90            --

2000
----
First Quarter.......................      $16.00         $13.38         $0.05
Second Quarter......................       16.25          13.75            --
Third Quarter.......................       17.81          15.25          0.05
Fourth Quarter......................       17.00          15.38            --

         As of March 11, 2002, there were 1,258 shareholders of record of our common stock.

DIVIDEND POLICY

         In January 2000, our board of directors approved the payment of our first semi-annual cash dividend on our common stock. We have continued to pay a semi-annual cash dividend since that time. The final determination of timing, amount and payment of dividends on our common stock is at the discretion of our board of directors and will depend upon our profitability, financial condition, capital requirements and other relevant factors, including the restrictions described below.

         Because the principal source of our income at the holding company level is dividends from our banks, our ability to pay dividends on common stock is dependent on the banks' ability to pay dividends to us. The payment of dividends by the banks is subject to certain restrictions imposed by federal and state banking laws and regulations. During 2001 and 2000, our banks paid us dividends of $13.5 million and $16.0 million, respectively. During 1999, the banks paid no dividends. De novo banks are prohibited from paying dividends during the first three years of operations. Currently, Northbrook Bank which began operations in November 2000, is our only bank subject to this dividend restriction; this restriction will lapse in November 2003.

         Our ability to pay cash dividends on our common stock is also subject to statutory restrictions and restrictions arising under the terms of our outstanding and any future debt securities and trust preferred securities. The terms of such securities generally restrict payment of dividends on common stock until required payments and distributions are made on those securities and may impose additional restrictions in the future. Under applicable corporate law, we are permitted to pay dividends only to the extent of our shareholders' equity. Federal regulation of bank holding companies may also impose restrictions on the ability of a bank holding company to pay dividends. We do not believe that the terms of our securities, applicable corporate law or applicable banking regulation will materially inhibit our plans to pay cash dividends on our common stock in the foreseeable future.


                              SELLING SHAREHOLDERS

         This prospectus relates to the offer and sale from time to time by the selling shareholders named in this prospectus of up to 608,495 shares of common stock. We newly issued 508,495 of these shares to the selling shareholders in February 2002 in payment of part of the $28 million purchase price in our acquisition of the Wayne Hummer Companies. This prospectus also covers up to a total of 100,000 additional shares that may be issuable to the selling shareholders if they are eligible to receive additional purchase price amounts that are contingent upon the future financial performance of the businesses acquired. Because the issuance of the shares in that transaction was not registered with the SEC, the selling shareholders have "restricted stock." All of the selling shareholders were former owners of the Wayne Hummer Companies and each of them, other than Messrs. Kahlfeldt and Rogers, is currently employed by us, pursuant to an employment agreement entered into in connection with the transaction, as part of our asset management and brokerage subsidiaries. Mr. Kratzer, who holds the position of President and Chief Executive Officer of Wayne Hummer Investments, also now serves as a member of our board of directors. Messrs. Steven R. Becker, Kratzer and Wholey and Ms. Kogut serve as directors of Wintrust Asset Management.

         We are registering the shares to enable the selling shareholders to resell the shares in the public market from time to time or on a delayed basis and to permit secondary trading of the shares after they are sold by the selling shareholders. We are paying for the registration of such securities but will not pay for the fees, commissions, and other similar expenses, if any, of the selling shareholders, their attorneys or other representatives, as a result of the sale of such securities by the selling shareholders. See "Use of Proceeds" and "Plan of Distribution."

         The following table sets forth, to the best of our knowledge, information concerning the selling shareholders, the number of shares to be offered and sold by the selling shareholders and the amount of common stock that will be owned by the selling shareholders following the offering (assuming sale of all shares of common stock being offered hereby). This information does not give effect to the upcoming 3-for-2 stock split described above.

                             NUMBER OF SHARES                           NUMBER OF SHARES      PERCENTAGE OF SHARES
                              OWNED PRIOR TO      NUMBER OF SHARES     TO BE OWNED AFTER       TO BE OWNED AFTER
 SELLING SHAREHOLDER             OFFERING         TO BE OFFERED(1)          OFFERING                OFFERING
----------------------       ----------------     ----------------     -----------------      --------------------
H. Flagg Baum.........            18,535               18,535                  --                       *
George T. Becker......            30,412               30,412                  --                       *
Linda C. Becker.......            26,685               26,685                  --                       *
Steven R. Becker......            33,245               33,245                  --                       *
Philip M. Bruno.......            17,939               17,939                  --                       *
W. Douglas Carroll....            33,891               33,891                  --                       *
Peder H. Culver.......            11,429               11,429                  --                       *
Mark H. Dierkes.......             4,969                4,969                  --                       *
Daniel G. Hack........            16,846               16,846                  --                       *
Philip W. Hummer......            32,052               32,052                  --                       *
William B. Hummer.....            27,977               27,977                  --                       *
Laura A. Kogut........            22,759               22,759                  --                       *
Richard J. Kosarek....            23,157               23,157                  --                       *
Raymond L. Kratzer....            34,587               34,587                  --                       *
Philip Scott Park.....             7,454                7,454                  --                       *
Joseph A. Piekarczyk..            26,288               26,288                  --                       *
David P. Poitras......            16,796               16,796                  --                       *
Thomas J. Rowland.....            20,076               20,076                  --                       *
Floyd E. Siegel.......            19,877               19,877                  --                       *
Ronald A. Tyrpin......            16,895               16,895                  --                       *
Laurence H. Weisz.....            15,901               15,901                  --                       *
Richard Wholey, Jr....            26,387               26,387                  --                       *
Jean E. Williams......            12,771               12,771                  --                       *
Robert F. Kahlfeldt...             1,948                1,948                  --                       *
William A. Rogers.....             9,619                9,619                  --                       *
                                 -------              -------
   Total..............           508,495              508,495                  --                       *
                                 =======              =======

------------------
*       Less than 1%
(1) This prospectus also covers up to a total of 100,000 additional shares that may be issuable to the selling shareholders if they are eligible to receive additional purchase price amounts that are contingent upon the future financial performance of the businesses acquired.

                              PLAN OF DISTRIBUTION

         The common stock offered by this prospectus may be offered and sold from time to time by the selling shareholders. As used in this prospectus, "selling shareholders" includes those individuals or entities who may have had shares of common stock given to them as a gift by a named selling shareholder after the date of this prospectus and any individuals or entities who may have shares of common stock pledged to them as collateral by a named selling shareholder after the date of this prospectus. See "Selling Shareholders." The shares of common stock covered by this prospectus may be sold, from time to time, by the selling shareholders in one or more types of transactions (which may include block transactions) on Nasdaq, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares of common stock, through short sales of shares of common stock, or a combination of such methods of sale, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares of common stock may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; (b) a purchase by a broker or dealer as principal, and the resale by such broker or dealer for its account pursuant to this prospectus, including resale to another broker or dealer; or (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Thus, the period of distribution of these shares of common stock may occur over an extended period of time.

         The selling shareholders may effect such transactions by selling the shares of common stock directly to purchasers or to or through a broker or dealer, who may act as an agent or principal. Such broker or dealer may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares of common stock for whom such broker or dealer may act as agent or to whom he sells as principal, or both (which compensation as to a particular broker or dealer might be in excess of customary commissions). We know of no existing agreements, understandings or arrangements between any selling shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock.

         The selling shareholders will not pay any of the proceeds from the sale of the shares of common stock to us. We expect to incur expenses in connection with this offering in the amount of approximately $30,000 for registration, legal, accounting and miscellaneous fees and expenses. The selling shareholders will be solely responsible for commissions and discounts of brokers, dealers or agents, other selling expenses and the fees and expenses of their own counsel, if any, none of which will be borne by us.

         In offering the securities, the selling shareholders and any broker-dealers and any other participating broker-dealers who execute sales for the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with such sales, and any profits realized by the selling shareholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions. In addition, any shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. Also, if we are notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed naming any donee or pledgee offering the shares before such a sale is permissible under this prospectus.

         We have informed the selling shareholders that while they are selling the securities, they (1) are required to comply with Regulation M under the Securities Exchange Act of 1934 (as described in more detail below), (2) may not engage in any stabilization activity, except as permitted under the Exchange Act, (3) are required to furnish each broker-dealer (who may offer this common stock) copies of this prospectus, and (4) may not bid for or purchase any securities of Wintrust or attempt to induce any person to purchase any such securities except as permitted under the Exchange Act.

         Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.


                                 TRANSFER AGENT

         The transfer agent for our common stock is Illinois Stock Transfer Company, 209 West Jackson Boulevard, Suite 903, Chicago, Illinois 60606.


                                  LEGAL MATTERS

         Certain legal matters relating to the common stock offered by this prospectus have been passed upon for us by Vedder, Price, Kaufman & Kammholz, Chicago, Illinois.


                                     EXPERTS

         Our consolidated financial statements as of and for the years ended December 31, 2000 and 1999, that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference in our Annual Report. These consolidated financial statements are incorporated by reference in this prospectus in reliance upon the report given on the authority of Ernst & Young LLP as experts in accounting and auditing.

         Our consolidated statements of income, changes in shareholders' equity, and cash flows for the year ended December 31, 1998, that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by KPMG LLP, independent certified public accountants, as stated in their report incorporated by reference in our Annual Report. Those consolidated financial statements are incorporated by reference into this prospectus in reliance upon the report of KPMG LLP and upon the authority of KPMG LLP as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus is a part of a Registration Statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference.

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available on our web site at http://www.wintrust.com, and at the office of the Nasdaq National Market. For further information on obtaining copies of our public filings at the Nasdaq National Market, you should call (212) 656-5060.


                       DOCUMENTS INCORPORATED BY REFERENCE

         We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus.

         Some information contained in this prospectus updates the information incorporated by reference and some information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below:

         o our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the SEC on March 30, 2001;

         o our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2001, June 30, 2001 and September 30, 2001, filed with the SEC on May 15, 2001, August 14, 2001 and November 13, 2001, respectively;

         o our Current Report on Form 8-K dated January 22, 2001, filed with the SEC on February 14, 2001;

         o our Current Report on Form 8-K dated April 20, 2001, filed with the SEC on May 16, 2001;

         o our Current Report on Form 8-K dated and filed with the SEC on August 15, 2001;

         o our Current Report on Form 8-K dated and filed with the SEC on November 15, 2001;

         o our Current Report on Form 8-K dated and filed with the SEC on December 26, 2001;

         o our Current Report on Form 8-K dated and filed with the SEC on February 8, 2002;

         o our Current Report on Form 8-K dated and filed with the SEC on February 22, 2002; and

         o the descriptions of (a) our Common Stock contained in our Registration Statement on Form 8-A dated January 3, 1997, and
                  (b) the associated preferred share purchase rights contained in our Registration Statement on Form 8-A dated August 28, 1998.

         We also incorporate by reference any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that all of the shares offered by this prospectus are sold.

         You may request, and we will provide, a copy of these filings at no cost by contacting David A. Dykstra, our Chief Financial Officer, at the following address and phone number:

         Wintrust Financial Corporation
         727 North Bank Lane
         Lake Forest, Illinois 60045-1951
         (847) 615-4096

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses payable in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except for the SEC registration fee. We do not expect our expenses in connection with this offering to exceed $30,000.

     SEC registration fee...........................         $ 1,815
     Legal fees and expenses........................          15,000
     Accounting fees and expenses...................           7,500
     Miscellaneous..................................           5,685
                                                             -------
        Total.......................................         $30,000
                                                             =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Wintrust pursuant to the following provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In accordance with the Illinois Business Corporation Act (being Chapter 805, Act 5 of the Illinois Compiled Statutes), Articles Eight and Nine of the Registrant's Certificate of Incorporation provide as follows:

         ARTICLE EIGHT: No director of the corporation shall be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director's duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or that involve intentional misconduct of a knowing violation of law, (c) under Section 8.65 of the BCA, as the same exists or hereafter may be amended, or (d) for any transaction from which the director derived an improper personal benefit.

         ARTICLE NINE, PARAGRAPH 1: The corporation shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The corporation may indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The words "liabilities" and "expenses" shall include, without limitation: liabilities, losses, damages, judgments, fines, penalties, amounts paid in settlement, expenses, attorneys' fees and costs. Expenses incurred in defending a civil, criminal, administrative, investigative or other action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding in accordance with the provisions of Section
8.75 of the BCA.

         The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any statute, by-law, agreement, vote of shareholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

         PARAGRAPH 2: The corporation may purchase and maintain insurance on behalf of any person referred to in the preceding paragraph against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Article or otherwise.

         PARAGRAPH 3: For purposes of this Article, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

         PARAGRAPH 4: The provisions of this Article shall be deemed to be a contract between the corporation and each director or officer who serves in any such capacity at any time while this Article and the relevant provisions of the BCA, or other applicable law, if any, are in effect, and any repeal or modification of any such law or of this Article shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

         PARAGRAPH 5: For purposes of this Article, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation.

         Section 6.3 of the Registrant's By-laws provides as follows:

         SECTION 6.3. MANDATORY INDEMNIFICATION. To the extent that a director, officer, employee or agent of a corporation, or any subsidiary or subsidiaries, as the case may be, has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 6.1 and 6.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         The Illinois Business Corporation Act provides for indemnification of officers, directors, employees and agents as follows:

         5/8.75 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.

                  (a) A corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that his or her conduct was unlawful.

                  (b) A corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

                  (c) To the extent that a present or former director, officer or employee of a corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

                  (d) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (a) or (b). Such determination shall be made with respect to a person who is a director or officer at the time of the determination: (1) by the majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of the directors designated by a majority vote of the directors, even though less than a quorum, (3) if there are no such directors, or if the directors so direct, by independent legal counsel in a written opinion, or (4) by the shareholders.

                  (e) Expenses (including attorney's fees) incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Section. Such expenses (including attorney's fees) incurred by former directors and officers or other employees and agents may be so paid on such terms and conditions, if any, as the corporation deems appropriate.

                  (f) The indemnification and advancement of expenses provided by or granted under the other subsections of this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

                  (g) A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Section.

                  (h) If a corporation indemnifies or advances expenses to a director or officer under subsection (b) of this Section, the corporation shall report the indemnification or advance in writing to the shareholders with or before the notice of the next shareholders meeting.

                  (i) For purposes of this Section, references to "the corporation" shall include, in addition to the surviving corporation, any merging corporation (including any corporation having merged with a merging corporation) absorbed in a merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who was a director, officer, employee or agent of such merging corporation, or was serving at the request of such merging corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the surviving corporation as such person would have with respect to such merging corporation if its separate existence had continued.

                  (j) For purposes of this Section, reference to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the corporation" as referred to in this Section.

                  (k) The indemnification and advancement of expenses provided by or granted under this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person.

                  (l) The changes to this Section made by this amendatory Act of the 92nd General Assembly apply only to actions commenced on or after the effective date of this amendatory Act of the 92nd General Assembly. (Last amended by P.A. 92-0033, L. '01, eff. 7-1-01.)

         Wintrust has purchased $20 million of insurance policies which insure Wintrust's directors and officers against liability which they may incur as a result of actions taken in such capacities. In addition, Wintrust maintains fiduciary liability coverage up to a $2 million limit and trust errors and omissions coverage up to a limit of $15 million.

ITEM 16.  EXHIBITS

  3.1 Amended and Restated Articles of Incorporation of Wintrust Financial Corporation (incorporated by reference to Exhibit 3.1 of the Company's Form S-1 Registration Statement (No. 333-18699) filed with the Securities and Exchange Commission on December 24, 1996).

  3.2 Statement of Resolution Establishing Series of Junior Serial Preferred Stock A of Wintrust Financial Corporation (incorporated by reference to
         Exhibit 3.2 of the Company's Form 10-K for the year ended December 31,
         1998).

  3.3 Amended By-laws of Wintrust Financial Corporation (incorporated by reference to Exhibit 3(i) of the Company's Form 10-Q for the quarter ended June 30, 1998).

  4.1 Rights Agreement between Wintrust Financial Corporation and Illinois Stock Transfer Company, as Rights Agent, dated July 28, 1998 (incorporated by reference to Exhibit 4.1 of the Company's Form 8-A Registration Statement (No. 000-21923) filed with the Securities and Exchange Commission on August 28, 1998).

  4.2 Certain instruments defining the rights of holders of long-term debt of the Company and certain of its subsidiaries, none of which authorize a total amount of indebtedness in excess of 10% of the total assets of the Company and its subsidiaries on a consolidated basis, have not been filed as Exhibits. The Company hereby agrees to furnish a copy of any of these agreements to the Commission upon request.

  5.1    Opinion of Vedder, Price, Kaufman & Kammholz regarding legality.*

  23.1   Consent of Ernst & Young LLP.*

  23.2   Consent of KPMG LLP.*

  23.3 Consent of Vedder, Price, Kaufman & Kammholz (included in opinion filed as Exhibit 5.1).

  24.1 Power of Attorney (included on signature page of registration statement).

------------------
*       Filed herewith.

ITEM 17.  UNDERTAKINGS

         (a) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on this 12th day of March, 2002.

                                       WINTRUST FINANCIAL CORPORATION


                                       By: /s/  Edward J. Wehmer
                                           -------------------------------------
                                           Edward J. Wehmer
                                           President and Chief Executive Officer

         We, the undersigned directors of Wintrust Financial Corporation, and each of us, do hereby constitute and appoint each and any of Edward J. Wehmer and David A. Dykstra our true and lawful attorney and agent, with full power of substitution and resubstitution, to do any and all acts and things in our name and behalf in any and all capacities and to execute any and all instruments for us in our names in any and all capacities, which attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and any other registration statements related to the offering that is the subject of this registration statement filed pursuant to Rule 462; and we do hereby ratify and confirm all that said attorney and agent, or his substitute, shall do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the 12th day of March, 2002 in the capacities indicated.

              SIGNATURE                                      TITLE
              ---------                                      -----

/s/  Edward J. Wehmer                              President and Chief Executive
---------------------------------------               Officer and Director
           Edward J. Wehmer


/s/  David A. Dykstra                            Senior Executive Vice President
---------------------------------------            and Chief Operating Officer;
           David A. Dykstra                          Chief Financial Officer


/s/  Barbara A. Kilian                                Senior Vice President
---------------------------------------          (Principal Accounting Officer)
           Barbara A. Kilian


/s/  John S. Lillard
---------------------------------------               Chairman and Director
            John S. Lillard


/s/  Joseph Alaimo
---------------------------------------                     Director
             Joseph Alaimo


/s/  Peter D. Crist
---------------------------------------                     Director
             Peter D. Crist

              SIGNATURE                                      TITLE
              ---------                                      -----


/s/  Bruce K. Crowther
---------------------------------------                     Director
          Bruce K. Crowther


/s/  Bert A. Getz, Jr.
---------------------------------------                     Director
           Bert A. Getz, Jr.


/s/  William C. Graft
---------------------------------------                     Director
           William C. Graft


/s/  Kathleen R. Horne
---------------------------------------                     Director
           Kathleen R. Horne


/s/  Raymond L. Kratzer
---------------------------------------                     Director
           Raymond L. Kratzer


/s/  James B. McCarthy
---------------------------------------                     Director
           James B. McCarthy


/s/  Marguerite Savard McKenna
---------------------------------------                     Director
       Marguerite Savard McKenna


/s/  Albin F. Moschner
---------------------------------------                     Director
           Albin F. Moschner


/s/  Dorothy M. Mueller
---------------------------------------                     Director
           Dorothy M. Mueller


/s/  Thomas J. Neis
---------------------------------------                     Director
            Thomas J. Neis


/s/  Christopher J. Perry
---------------------------------------                     Director
         Christopher J. Perry


/s/  Hollis W. Rademacher
---------------------------------------                     Director
         Hollis W. Rademacher


/s/  J. Christopher Reyes
---------------------------------------                     Director
         J. Christopher Reyes


/s/  Peter Rusin
---------------------------------------                     Director
             Peter Rusin


/s/  John N. Schaper
---------------------------------------                     Director
           John N. Schaper


/s/  John J. Schornack
---------------------------------------                     Director
           John J. Schornack

              SIGNATURE                                      TITLE
              ---------                                      -----


/s/  Ingrid S. Stafford
---------------------------------------                     Director
          Ingrid S. Stafford


/s/  Katharine V. Sylvester
---------------------------------------                     Director
         Katharine V. Sylvester


/s/  Larry Wright
---------------------------------------                     Director
             Larry Wright

                                  EXHIBIT LIST

  3.1 Amended and Restated Articles of Incorporation of Wintrust Financial Corporation (incorporated by reference to Exhibit 3.1 of the Company's Form S-1 Registration Statement (No. 333-18699) filed with the Securities and Exchange Commission on December 24, 1996).

  3.2 Statement of Resolution Establishing Series of Junior Serial Preferred Stock A of Wintrust Financial Corporation (incorporated by reference to
         Exhibit 3.2 of the Company's Form 10-K for the year ended December 31,
         1998).

  3.3 Amended By-laws of Wintrust Financial Corporation (incorporated by reference to Exhibit 3(i) of the Company's Form 10-Q for the quarter ended June 30, 1998).

  4.1 Rights Agreement between Wintrust Financial Corporation and Illinois Stock Transfer Company, as Rights Agent, dated July 28, 1998 (incorporated by reference to Exhibit 4.1 of the Company's Form 8-A Registration Statement (No. 000-21923) filed with the Securities and Exchange Commission on August 28, 1998).

  4.2 Certain instruments defining the rights of holders of long-term debt of the Company and certain of its subsidiaries, none of which authorize a total amount of indebtedness in excess of 10% of the total assets of the Company and its subsidiaries on a consolidated basis, have not been filed as Exhibits. The Company hereby agrees to furnish a copy of any of these agreements to the Commission upon request.

  5.1    Opinion of Vedder, Price, Kaufman & Kammholz re: legality.*

  23.1   Consent of Ernst & Young LLP.*

  23.2   Consent of KPMG LLP.*

  23.3 Consent of Vedder, Price, Kaufman & Kammholz (included in opinion filed as Exhibit 5.1).

  24.1 Power of Attorney (included on signature page of registration statement).

------------------
*       Filed herewith.